Exhibit 18.1

KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

April 26, 2024

The Board of Directors
BioMarin Pharmaceutical Inc.
San Rafael, California

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of BioMarin Pharmaceutical Inc and subsidiaries (the Company) for the three months ended March 31, 2024, and have read the Company’s statements contained in Note 1 to the Condensed Consolidated Financial Statements included therein. As stated in Note 1 to those financial statements, the Company changed its presentation for foreign currency transaction gains and losses resulting from remeasurement and idle plant costs. Under the new presentation, the foreign currency transaction gains and losses resulting from remeasurement and idle plant costs are presented in Other Income (Expense), Net and Cost of Sales, respectively, whereas the amounts were previously included in Selling, General and Administrative (SG&A) expense. The Company states that the newly adopted presentation is preferable because the Company believes the revised presentation is more consistent with how management measures the Company’s operating performance. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in presentation was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to
December 31, 2023, nor have we audited the information set forth in the aforementioned Note 1 to the
Condensed Consolidated Financial Statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned presentation change, authoritative criteria have not been established for evaluating the preferability of one acceptable presentation over another acceptable presentation. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted presentation is preferable in the Company’s circumstances.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.
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